(Exhibit 10.16)

                         EXECUTIVE EMPLOYMENT AGREEMENT


     EXECUTIVE EMPLOYMENT AGREEMENT, dated as of December 1, 1999, (the "Agreement") by and between Medix Resources, Inc., a Colorado corporation with principal offices located at Suite 301, 7100 E. Belleview Ave, Englewood, Colorado. ("the Company") and John R. Prufeta, whose business address is 305 Madison Avenue, Suite 2033, New York, NY 10165 (the "Executive").

     NOW THEREFORE, in consideration of the foregoing premises and mutual covenants herein contained, the parties hereto agree as follows:

     1. Employment. The Company agrees to employ the Executive and the Executive agrees to serve the Company as its and Chief Executive Officer and President.

     2. Position and Responsibilities. The Executive shall devote all of his business time and attentions to the affairs of the Company. The Executive shall be responsible for the day to day management and operation of the Company, and shall have full authority and responsibility with respect thereto, including the matters set forth in the Job Description attached hereto as Exhibit B, subject to the general direction, approval and control of the Company's Executive Committee, Board of Directors and to the restrictions, limitations and guidelines set forth by the Board of Directors in resolutions adopted in the minutes of the Board of Directors meetings, copies of which shall be provided to the Executive from time to time.

     3. Board of Directors. The Executive shall at all times discharge his duties as Chief Executive Officer and President under the supervision of the Board of Directors. In the performance of his duties, the Executive shall maintain an office at 305 Madison Avenue, Suite 2033, New York, New York.

     4. Term of Employment. The period of the Executive's employment under this Agreement shall be for a period ending January 31, 2002, subject to the termination provisions set forth in Paragraphs 12, 13, 14 and 15 hereafter.

     5. Duties. During the period of his employment hereunder and except for illness, specified vacation periods and reasonable leaves of absence, the Executive shall devote his best efforts and all his business time, attention and skill to the business and affairs of the Company and its affiliated companies, as such business and affairs now exist and as they may be hereinafter changed or added to, under and pursuant to the general direction of the Board of Directors of the Company, provided, however, that, with approval of the Board of Directors of the Company, the Executive may serve, on the board of directors of, or hold any other offices or positions in, companies or organizations which, in such Board's judgment, will not present any conflict of interest with the Company or any of its subsidiaries or affiliates or divisions, or materially affect the performance of Executive's duties pursuant to this Agreement ; and further provided that the outside business is not a "Business Opportunity" of the Company, as defined herein. A Business Opportunity of the Company shall be a product, service, investment, venture or other opportunity which is either: (a) Directly related to or within the scope of the existing business of the Company and affiliated companies; or (b) Within the logical scope of the business of the Company and affiliated companies, as such scope may be expanded or altered from time-to-time by the Board of Directors. The parties understand that the Executive shall continue to own an interest in the following businesses:
Creative Health Concepts, Inc., Creative Management Strategies, Inc. and TCG Development, Inc. Such ownership interests and any meetings or discussions relating to internal matters of those businesses that are not promotional or representational in nature, which do not interfere with the Executive's full time management of the Company and its interests, will not be considered a violation of this Section 5. The terms "affiliate of" a company or "affiliated company" as used herein means any company directly or indirectly controlling, controlled by or under common control with the other company. A presumption of control shall exist for any person owning or controlling 10% or more of the outstanding voting securities of a company, any officer, director or general partner of a company.

     6. Compensation. The Company shall pay to the Executive as compensation for his services, the base salary of $120,000 per year or such higher salary as may be from time-to-time approved by the Board of Directors, payable bi-monthly in accordance with the Company's normal payroll procedures. In addition, during the term of this agreement the Executive will receive as compensation, a commission of 2.5% of all revenue generated by the Company's subsidiary, Cymedix Lynx Corporation for the period provided herein (net, however, of any rebates that exceed 10%). This commission will exclude the revenues generated from agreements with WellPoint Pharmacy Management, WellPoint Health Network, Advance Paradigm and any affiliated company of each. The Executive's commission will be paid for a period of three years beginning at the initiation of revenue from the customer account, so long as the revenue stream begins before this Agreement is terminated for whatever reason. It is understood that each new project for a customer or an affiliate of a customer shall generate a new customer account. If there is any uncertainty whether any work to be done for a client constitutes a "new project," the Executive will discuss such issue with the Executive Committee of the Board of Directors, and the decision of the Executive Committee shall determine the issue. In addition, the Board of Directors shall review any new acquisition or business development project that is conducted in a subsidiary other than Cymedix or in the parent Company, on a case by case basis, to determine whether it is appropriate to provide the Executive with an incentive of the commission designated above for the business generated by that subsidiary or that project. The Company also agrees to pay to Creative Management Strategies, Inc., a total of $110,000, for services rendered to the Company in 1999 by the Executive. The Company will submit to Creative Management Strategies twelve (12) equal payments of $9,166.66 beginning February 1, 2000 and ending January 1, 2001. The Executive agrees that all previous agreements between the Company, the Executive and Creative Management Strategies are hereby terminated. Upon the execution of the Agreement, the Company will grant to the Executive 400,000 Stock Options, at an exercise price of $.50 and 600,000 Stock Options, at an exercise price of $4.97. Terms of the Stock Option grant are set forth in the Stock Option Agreement attached hereto as Exhibit A.

     7. Expense Reimbursement. The Company will reimburse the Executive for all reasonable and necessary expenses incurred by him in carrying out his duties under this Agreement, including travel and lodging costs. The Executive shall present to the Executive Committee each month an itemized account of such expenses in such form as is required by the Board of Directors.

     8. Medical Coverage and Other Employee Benefits. The Executive will be eligible to participate in the Company's current standard benefits package, which provides health insurance with limited Company payments, limited sick time accrual, paid holidays, 401(k) Plan participation when eligible, long-term disability, and term life insurance at Executive's cost, on the same basis as other Executives of the Company. If the Executive elects not to utilize the Company's group health insurance policy, the Company will pay the Executive an amount equal to the maximum amount the Company would pay any other Executive then employed by the Company if he or she choose not to utilize the Company's group health insurance policy.

     9. Vacation Time. The Executive shall be entitled to take four (4) weeks paid vacation per calendar year. Such vacation may not be taken in any greater than consecutive two (2) week increments. Vacation not used by the Executive during the calendar year will be forfeited. Compensation for annual vacation time not taken by Executive shall be paid to the Executive at the date of termination.

     10. Obligations of Executive During and After Employment.
         (a) In consideration of the compensation to be paid to Executive hereunder, and in recognition of the confidential and proprietary nature of the intellectual property that is the basis for the revenues of the Company and its affiliated companies, the importance of confidential business information such as its business plans and customer strategies to the Company and its affiliates, and the fact the Executive will be fully aware and intimately involved in the generation of some or all of such material, the Executive agrees that during his employment by the Company and for a period of one (1) year after the termination of such employment, he will not, directly or indirectly compete with the Company in a business that is involved in a "Business Opportunity" of the Company or its affiliated companies, as defined in Section 5 above.

     (b) The Executive realizes that during the course of his employment, Executive will have produced and/or have access to confidential business plans, information, business opportunity records, notebooks, data, formula, specifications, trade secrets, customer lists, account lists and secret inventions and processes of the Company and its affiliated companies. Therefore, during his employment by the Company or by an affiliated company or while receiving compensation under this Agreement, the Executive agrees to hold in confidence and not to directly or indirectly disclose or use or copy or make lists of any such information, except to the extent authorized by the Company in writing. All records, files, business plans, documents, equipment and the like, or copies thereof, relating to Company's business, or the business of an affiliated company, which Executive shall prepare, or use, or come into contact with, shall remain the sole property of the Company, or of an affiliated company, and shall not be removed from the Company's or the affiliated company's premises without the written consent of the Chairman of the Board, and shall be promptly returned to the Company upon termination of employment with the Company and its affiliated companies. The Executive further agrees that after the term of his employment, he will not disclose or make use of any proprietary information owned by the Company or necessary in the operation of the Company's products or products under development.

     (c) In the event a court of competent jurisdiction finds any provision of this Section 11 to be so over broad as to be unenforceable, then such provision shall be reduced in scope by the court, but only to the extent deemed necessary by the court to render the provision reasonable and enforceable, it being the Executive's intention to provide the Company with the broadest protection possible against harmful competition. (d) Irreparable harm should be presumed if
Section 11 of this Agreement is breached in any way. Damages would be difficult if not impossible to ascertain, and the faithful observance of all terms of such
Section is an essential condition of employment with the Company. In light of these considerations, Executive acknowledges that a court of competent jurisdiction should immediately enjoin any breach of this Agreement by Executive, upon the Company's request and the Company is released from the requirement of posting any bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by law. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or threatened breach including, but not limited to, the recovery of damages from the Executive.

     11. Termination by the Company.
         (a) Termination for Cause by the Company. During the first year of the term of this Agreement, there can be no termination of the Executive by the Company except for "Termination for Cause" as outlined below: Notwithstanding anything herein to the contrary, the Company may, without liability, terminate the Executive's employment hereunder for cause upon five days written notice, and thereafter the Company's obligations hereunder shall cease and terminate. Grounds for termination "for cause" shall be one or more of the following:
               (1) A willful breach of duty by the Executive during the course of his employment;
               (2) The conviction of the Executive of a felony
               (3) Habitual neglect of duty by the Executive;
               (4) The Executive's material failure to perform or meet objective and measurable standards set by the Board of Directors and agreed upon by the Executive in advance If the Executive desires to contest the determination to terminate his employment for cause, he may request in writing to the Executive Committee, within 5 business days of the written notice to him of his termination, that a meeting of the full Board of Directors be called to hear his views on the matter. Such meeting shall take place within 30 days of such written notice. During such period, unless otherwise agreed, the Executive will be in the status of being on paid leave. The Board shall make its decision at the meeting, and if it is in favor of the Executive, he shall immediately resume his duties. If it is not in his favor, his employment shall be immediately terminated.
     (b) Termination Without Cause by the Company. After the completion of the initial year of employment hereunder, the Company may terminate the employment of the Executive upon thirty (30) days written notice without cause. In the event of termination without cause, the Company will pay the Executive six
(6) months salary as compensation. In addition, at least three months prior to the expiration of this contract, the Company will either notify the Executive in writing that the contract will not be renewed or will commence good faith negotiation to enter into a new or modified contract. However, failure to renew the Executive's contract shall not be deemed to be "termination without cause" hereunder.

     12. Termination by the Executive Without Cause. The Executive, without cause, may terminate this Agreement upon 90 days' written notice to the Company. In such event, the Executive shall be required to render the services required under this Agreement during such 90-day period unless otherwise directed by the Board of Directors. Executive will be compensated only through the final day of his employment.

     13. Termination by the Executive with Cause. The Executive may terminate this employment with the Company at any time upon 30 days' written notice and opportunity for the Company to remedy any non-compliance, by reason of (i) the Company's material failure to perform its duties pursuant to this Agreement or
(ii) any material diminishment in the duties and responsibilities, working facilities, or benefits as described in paragraphs 2, 5, 6, 7, 8 and 10 of this Agreement. Executive shall be entitled to all base salary specified herein for a six-month period following the notice of termination for cause.

     14. Termination Upon Death of Executive. In addition to any other provision relating to termination, this Agreement shall terminate upon the Executive's death. Upon Executive's death, the Company shall pay in a lump sum, within 45 days of the Executive's death, to such person as the Executive shall have designated to the Company as his beneficiary, or, if no such person is designated, to the Executive's estate, an amount equal to all of the Executive's accrued but unpaid base salary, the value on the Company's books of any vested but unused vacation time and accrued sick time, and all unpaid expense reimbursements at the time of Executive's death.

     15. Lump Sum Compensation. In the event of the occurrence of a "Triggering Event" which shall be defined to include (i) change in ownership of 50% or more of the outstanding shares of the Company, or (ii) the merger, consolidation, reorganization or liquidation of the Company that results in a change in ownership of 50% or more in the direct or indirect ownership of the Company before the merger, consolidation, reorganization or liquidation, the Executive shall receive lump sum compensations equal to his annual salary and incentive or bonus payments, if any, as would have been paid to the Executive during the Company's then current fiscal year ( as if the Executive had been employed for the full fiscal year) within 30 days of the Triggering Event. Upon a Triggering Event, any outstanding but unvested options granted by the Company to the Executive shall immediately vest, and the Company shall cause the shares to be registered with the Securities and Exchange Commission so that the Executive will be free to sell such shares in the public securities markets. If the Company has been acquired by another publicly traded company, the Company shall cause that company to agree to exchange its options to acquire such company's shares for the Company's options, and to cause such shares to be registered with the Securities and Exchange Commission for sale in the public securities markets by the Executive. If the Company has been acquired by a private company, the Company shall cause such company to offer to purchase the Executive's options granted by the Company or shares underlying the options, upon the same terms as are offered to the Company's shareholders in connection with such company's acquisition of control of the Company. If the total amount of the change of control compensation were to exceed three times the Executive's base amount (the average annul taxable compensation of the Executive for the five years preceding the year in which the change of control occurs), the Company and the Executive may agree to reduce the lump sum compensation to be received by Executive in order to avoid the imposition of the golden parachute tax as provided in the Tax Reform Act of 1984, as amended by the Tax Reform Act of 1986.

     In the event the Executive is required to hire counsel to negotiate on his behalf in connection with his termination or resignation from the Company upon the occurrence of a Triggering Event, or in order to enforce the rights and obligations of the Company as provided in this Paragraph, the Company shall reimburse to the Executive all reasonable attorney's fees which may be expended by the Executive in seeking to enforce the terms hereof. Such reimbursement shall be paid every 30 days after the Executive provides copies of invoices from the Executive's counsel to the Company.

     16. Indemnification. The Company shall indemnify and hold harmless Executive to the fullest extent and in the manner permitted by the provisions of the Colorado Business Corporation Act, as it may be amended from time to time. To the extent that any of the Company's officers or directors are covered by or benefit from one or more director's and officer's liability insurance policies, Executive shall also be covered by or benefit from such policy or policies.

     17. Arbitration. Any controversy, dispute or claim arising out of, or relating to this Agreement and/or its interpretation shall, unless resolved by agreement of the parties, be settled by binding arbitration in Denver, Colorado in accordance with the Rules of the American Arbitration Association for employment disputes then existing. This Agreement to arbitrate shall be specifically enforceable under the prevailing arbitration laws of the State of Colorado. The award rendered by the arbitrators shall be final and judgment may be entered upon the award in any court of the State of Colorado having jurisdiction of the matter.

     If any legal proceeding and/or arbitration is brought to enforce or interpret the terms of this Agreement, each party shall bear its own attorney's fees, costs, and necessary disbursements in such legal proceeding and/or arbitration except as otherwise provided herein.

    18.  General Provisions.

     (a) The Executive's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, nor shall Executive's rights be subject to encumbrance or to the claims of the Company's creditors. Nothing in this Agreement shall prevent the consolidation of the Company, with or its merger into, any other Corporation, or the sale by the Company of all or substantially all of its property or assets.

     (b) This Agreement and the rights of Executive with respect to the obligations and benefits of employment recited in this Agreement, constitute the entire Agreement between the parties hereto in respect of the employment of the Executive by the Company and supersede any and all other agreements either oral or in writing between the parties hereto with respect to the employment of the Executive.

     (c) The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part thereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts thereof and the applicability thereof shall not be affected thereby.

     (d) This Agreement may not be amended or modified except by a written instrument executed by Company and Executive.

     (e) This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Colorado, excluding however, the provisions governing conflicts of law..

     19. Construction. Throughout this Agreement, the singular shall include the plural, and the plural shall include the singular, and the masculine and neuter shall include the feminine, wherever the context so requires.

     20. Text to Control. The headings of paragraphs and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

     21. Authority. The officer executing this Agreement on behalf of the Company has been empowered and directed to do so by the Board of Directors of the Company.

     22. Effective Date. The effective date of this Agreement shall be February 1, 2000.

FOR THE COMPANY: EXECUTIVE: MEDIX RESOURCES, INC.

/s/ John R. Prufeta
--------------------
John R. Prufeta

By: /s/John P. Yeros
--------------------
John P. Yeros
Chairman of the Board

                                                                       EXHIBIT A

                          VESTING SCHEDULE FOR OPTIONS


Options to acquire 250,000 shares of Company Common Stock at an exercise price of $.50 per share will vest at the close of a $10 million financing with a level one investment banker.

Options to acquire 150,000 shares of Company Common Stock at an exercise price of $.50 per share will vest at the close of a second $10 million financing with a level one investment banker.

Options to acquire 100,000 shares of the Company Common Stock at an exercise price of $4.97 per share will vest at the close of a third $10 million financing with a level one investment banker.

Options to acquire 250,000 shares of Company Common Stock at an exercise price of $4.97 per share will vest at the completion of the first year of Executive's employment agreement.

Options to acquire 250,000 shares of Company Common Stock at an exercise price of $4.97 per share will vest at the completion of the second year of the Executive's employment agreement.

The above Options shall be granted under the Company's 1999 Stock Option Plan and so long as Executive is employed by the Company shall have a term of ten years. However, if the Executive leaves the Company, the above options shall terminate on the earlier of the third anniversary of the termination of his employment or the end of the above referenced ten- year term. However, in order to qualify for the exemption provided by Rule 16b-3, in no case shall Executive transfer or dispose of any option (other than by exercise) or the underlying common stock granted hereunder for a period of six months plus one day from the grant of the options.

                                                                       Exhibit B
                                 JOB DESCRIPTION

                      Chief Executive Officer and President
                              Medix Resources, Inc.

The Chief Executive Officer and President of Medix Resources, Inc. shall be responsible for the day to day management and operation of the Company. He shall have full authority and responsibility for the Company's balance sheet and profit & loss statements. He will be subject to the general direction, approval and control of the Company's Executive Committee and Board of Directors.

RESPONSIBILITIES

o     Day to day management and operation of the Company.
o Authority and responsibility of the balance sheet and profit & loss statements.
o Provide near term and long term budgets as requested by the Board of Directors.
o Management of budget & policies as determined by the Executive Committee and the Board of Directors.
o     Management of Investment Banking activities.
o     Management of any merger and acquisition activities.
o Development of distribution network for the Company's subsidiaries products.
o Management and training of all sales executives hired by the Company for the purposes of marketing and sales for the Company's subsidiaries products.
o     Oversee all public & investor relations activities.
o Organize, attend, and chair all monthly and quarterly Board of Directors meetings.
o Executive shall be the Chairman of the Board for each of the Company's subsidiaries, and if he is not the chief executive officer of the subsidiary, the president, chief executive officer or chief operating officer of the subsidiary shall report to the Executive on a mutually agreed upon schedule, regarding the activities of the subsidiary.